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Exhibit (d)(3)

STOCKHOLDER TENDER AND VOTING AGREEMENT

        THIS STOCKHOLDER TENDER AND VOTING AGREEMENT (this "Agreement") dated as of December 7, 2005, is made and entered into by and among Trilogy, Inc., a Delaware corporation ("Parent"), V Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Sub"), and each other Person listed on the signature pages hereof (each, a "Stockholder"). Capitalized terms not defined herein have the meanings ascribed to such terms in the Agreement and Plan of Merger dated of even date herewith (as the same may be amended from time to time, the "Merger Agreement") by and among Parent, Sub and Versata, Inc., a Delaware corporation (the "Company").

        THE PARTIES ENTER THIS AGREEMENT ON THE BASIS OF THE FOLLOWING FACTS, UNDERSTANDINGS AND INTENTIONS:

        A.    Parent, Sub and the Company propose to enter into the Merger Agreement, which provides for Parent to make a cash tender offer (the "Tender Offer") to purchase all of the outstanding shares of Company Common Stock, including the Shares beneficially owned (as hereinafter defined) by each Stockholder, and the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions of the Merger Agreement;

        B.    As of the date hereof, each Stockholder is the beneficial owner ("beneficial owner," "beneficial ownership," "beneficially," and related terms, wherever used herein, within the meaning of Section 13(d)(1) of the Exchange Act, but shall exclude any Shares issuable pursuant to outstanding options not exercised prior to the completion or expiration of the Tender Offer) and the owner of record of the number of shares and percentage of ownership of Company Common Stock, set forth opposite such Stockholder's name on Exhibit A hereto; and

        C.    As a condition to their willingness to enter into the Merger Agreement, Parent and Sub have required each Stockholder to agree, and, in order to induce Parent and Sub to enter into the Merger Agreement each Stockholder, in such Stockholder's capacity as a stockholder of the Company, is willing to agree, severally and not jointly, to (a) tender all Shares beneficially owned by such Stockholder (as to each Stockholder, the "Owned Shares") into the Tender Offer; (b) grant to each of Parent and Sub the Option (defined below); and (c) grant Parent an irrevocable proxy in respect of such Owned Shares in connection with certain matters, in each case as more fully described in this Agreement, and to agree to such other matters as are set forth herein.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

ARTICLE I
TRANSFER, TENDER AND VOTING OF SHARES

        1.1   No Transfer; Other Actions.

          (a)   Without the prior written consent of Parent or as expressly contemplated hereby, from the date hereof until the Outside Date, each Stockholder agrees not to (directly or indirectly) (i) sell, transfer, pledge, assign, encumber (or suffer to exist any encumbrances) or otherwise dispose of or hypothecate (including in each case by gift or contribution, distribution to or from any trust or similar instrument, merger, consolidation, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise or otherwise provided by law) (collectively, "Transfer") any of such Stockholder's Owned Shares; (ii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of such Stockholder's

  Owned Shares; (iii) deposit any of such Stockholder's Owned Shares into a voting trust or enter into a voting agreement, arrangement or understanding with respect to any of such Stockholder's Owned Shares or grant any proxy with respect thereto; (iv) enter into any Contract, option or other arrangement or undertaking (including any profit sharing arrangement) with respect to any of the items referred to in the foregoing clauses (i) through (iii); (v) acquire beneficial ownership of additional Shares (by exercise of any option, exchange, conversion of any right or otherwise); or (vi) knowingly take or cause the taking of any other action that would make such Stockholder's representations and warranties contained herein incorrect or restrict, limit or interfere with the performance of such Stockholder's obligations hereunder or the transactions contemplated hereby.

          (b)   Each Stockholder hereby authorizes and requests Parent or Sub to notify the Company's transfer agent that there is a stop transfer order with respect to all of such Stockholder's Owned Shares and that this Agreement places limits on the voting of all such Owned Shares; provided, however, that any such stop transfer order shall terminate upon the termination of this Agreement pursuant to Section 4.11 hereof.

        1.2   Tender of Shares.

          (a)   Subject to Section 1.4 and Section 1.6 hereof, each Stockholder agrees that such Stockholder shall tender or cause to be tendered in the Tender Offer, prior to the Outside Date, all of such Stockholder's Owned Shares as of the date hereof and any and all Shares such Stockholder may acquire prior to the expiration of the Tender Offer and that it shall not withdraw or cause to be withdrawn any such Shares so tendered. Each Stockholder hereby acknowledges and agrees that the obligation of Parent to commence the Tender Offer and accept for payment and pay for such Shares in the Tender Offer is subject to the terms and conditions set forth in Annex A to the Merger Agreement and subject to applicable law. In addition, each Stockholder hereby severally and not jointly grants to each of Parent and Sub an irrevocable option (as to each Stockholder, the "Option") to purchase any or all of such Stockholder's Owned Shares at a price per share equal to an amount not less than that which is offered in the Tender Offer. Subject to Section 4.11 hereof, the Option may be exercised at any time and from time to time after the date hereof and prior to the later of the expiration (as such date could be extended pursuant to the Merger Agreement) or termination of the Merger Agreement and Tender Offer; provided, however, that the Option shall only be exercisable if Parent reasonably determines in good faith that the Minimum Condition would be met after giving effect to (i) the sale of all Shares properly tendered but not withdrawn in the Tender Offer and (ii) all other exercises (if any) of the Option with respect to the Shares for which the Parent intends to exercise the Option. If Parent shall for any reason have increased the price per share payable in the Tender Offer over the original Offer Price (and Parent accepts Shares for payment pursuant to the Tender Offer), then, immediately following payment by Parent for the Shares pursuant to the Tender Offer, each Stockholder shall pay to such Parent on demand an amount in cash equal to the product of (i) the number of such Stockholder's Owned Shares purchased pursuant to the Tender Offer and (ii) the excess of (A) the per share cash consideration received by such Stockholder as a result of the Tender Offer, as amended, less (B) the original Offer Price.

          (b)   As of the date hereof, each Stockholder that has any currently exercisable options outstanding has currently exercisable options outstanding for such number of shares of Company Common Stock as set forth opposite such Stockholder's name on Exhibit A hereto and no Stockholder has any options, warrants, or other rights exercisable, convertible, or exchangeable for any Shares that are not set forth opposite such Stockholder's name on Exhibit A hereto.

          (c)   Each Stockholder hereby agrees to permit Parent and Sub to publish and disclose in the Tender Offer Material, and if required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC) such Stockholder's identity and ownership of

  Company Common Stock and the nature of such Stockholder's commitments, arrangements and understandings under this Agreement.

        1.3   Voting of Shares.

          (a)   Subject to Section 1.4 and Section 1.6 hereof, each Stockholder, by this Agreement, at every annual, special, postponed or adjourned meeting of the stockholders of the Company called, and at every postponement or adjournment thereof, irrevocably agrees to vote any and all of such Stockholder's Owned Shares entitled to be voted thereat or to cause any and all such Owned Shares to be voted: (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other Contemplated Transactions, (ii) against (a) any proposal for any merger, consolidation, recapitalization, sale of assets or other business combination (other than the Merger) between the Company and any Person (other than Parent or Sub), (b) any Acquisition Proposal or any Alternative Transaction (other than a Superior Proposal), (c) any change in the Company's capital structure or any amendment of the Company's Certificate of Incorporation or Bylaws, or (d) any other action or agreement intended to or that could result in (x) a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, (y) any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled, or (z) a delay of completion of the Tender Offer and/or the Merger, and (iii) in favor of any other matter relating to the consummation of the transactions contemplated by the Merger Agreement. Each Stockholder further agrees to cause such Stockholder's Owned Shares to be voted in accordance with the foregoing. Each Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

          (b)   Subject to Section 1.4 and Section 1.6 hereof, in furtherance of the agreements contained in Section 1.3(a) hereof and as security for such agreements, each Stockholder hereby irrevocably appoints Parent and Sub, or any nominee designated by Parent or Sub, and each of them individually, as the sole, exclusive, true and lawful Proxy (the "Proxy") of such Stockholder, to vote each of such Stockholder's Owned Shares as the Proxy of such Stockholder, for and in the name, place and stead of such Stockholder, with full power of substitution and resubstitution, (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other Contemplated Transactions, (ii) against any matter referred to in Section 1.3(a)(ii) of this Agreement, (iii) in favor of any other matter relating to consummation of the Contemplated Transactions, and (iv) in the discretion of the Proxy, with respect to any proposed postponements or adjournments of any annual or special meeting of the stockholders of the Company held in connection with any of the foregoing. Each Stockholder hereby affirms and agrees that the irrevocable proxy set forth in this Section 1.3(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms and agrees that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.3(b) or Section 1.4 and Section 1.6 hereof, is intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL. If for any reason the Proxy granted herein is not irrevocable, then such Stockholder agrees that it shall vote such Stockholder's Owned Shares in accordance with Section 1.3(a) hereof as instructed by Parent in writing. Each Stockholder shall promptly deliver to Parent any proxy cards that such Stockholder receives with respect to the voting of the Company Common Stock. Each Stockholder hereby represents that any proxies heretofore given in respect of such Stockholder's Owned Shares, if any, are revocable, and hereby revokes such proxies.

        1.4    Limitation Upon Obligation to Tender and Voting Proxy.    The obligations of each Stockholder specified in this Agreement shall apply whether or not (a) a Company Adverse Recommendation Change shall have occurred or (b) the Company breaches any of its representations, warranties, agreements or covenants set forth in the Merger Agreement. Parent acknowledges and agrees that this

Agreement shall not be binding upon the Stockholders in the event that the Merger Agreement shall be amended by the parties thereto to lower the price or value of, or change the form of, the Offer Price.

        1.5   No Solicitation.

          (a)   Each Stockholder agrees, in such Stockholder's capacity as a stockholder of the Company, that it shall not, directly or indirectly, solicit, initiate, knowingly encourage or take any other action designed to facilitate any inquiries or the making of any proposal from any person (other than Parent or Sub) or offer that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or participate in any discussions or negotiations regarding any Acquisition Proposal.

          (b)   Each Stockholder shall notify Parent promptly of any Acquisition Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, in any such notice to Parent and Sub, indicate in reasonable detail the identity of the person making such proposal or inquiry and the material terms and conditions of any such Acquisition Proposal.

        1.6   Fiduciary Duties. The parties acknowledge and agree that nothing contained in this Agreement shall restrict, limit or prohibit any Stockholder who is a director of the Company, from exercising in his capacity as a director of the Company his fiduciary duties as such a director, including, but not limited to, taking any action permitted pursuant to Section 6.02 of the Merger Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

        Each Stockholder, severally but not jointly, hereby represents and warrants to Parent and to Sub as follows:

        2.1   Due Organization and Authorization. Such Stockholder (in the case of a Stockholder that is a corporation, partnership, trust or other legal entity) is duly organized and validly existing under the laws of the jurisdiction of such Stockholder's incorporation or organization. Such Stockholder has full power and authority (corporate, partnership, trust or otherwise) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action (corporate or otherwise) on the part of such Stockholder. This Agreement has been duly executed and delivered by or on behalf of such Stockholder and, assuming its due authorization, execution and delivery by Parent and Sub, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against each Stockholder in accordance with its terms. Such Stockholder (in the case of a Stockholder that is a natural person) has legal competence and capacity to execute this Agreement.

        2.2   No Conflicts; Required Filings and Consents.

          (a)   The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (i) conflict with or violate the certificate of incorporation, by-laws, partnership or trust agreement or similar organizational document of such Stockholder (in the case of a Stockholder that is a corporation, partnership, trust or other legal entity), (ii) conflict with or violate any law, judgment or permit applicable to such Stockholder or by which such Stockholder or any of such Stockholder's properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any of the property or assets of such Stockholder or (if such Stockholder purports to be a corporation or other entity) any of such Stockholder's subsidiaries pursuant to, any Contract or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's properties is bound or affected.

          (b)   The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, (i) any Governmental Entity, except for applicable requirements, if any, of the Exchange Act, or (ii) any third party (including with respect to individuals, any spousal consents).

        2.3   Title to Shares. As of the date hereof, such Stockholder has good and valid title to, and beneficial ownership and record ownership of, all of such Stockholder's Owned Shares (including, without limitation, the Shares set forth opposite such Stockholder's name on Exhibit A hereto) free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrance of any kind, other than pursuant to this Agreement, applicable securities laws or as set forth on Exhibit A. Such Stockholder has full right, power and authority to sell, transfer and deliver such Stockholder's Owned Shares (and to agree to vote and grant a proxy with respect thereto) pursuant to this Agreement. Upon payment of the Offer Price as contemplated herein, such Stockholder shall deliver and Parent will receive good and valid title to such Stockholder's Owned Shares, free and clear of any lien of any kind. The Shares listed beside the Stockholder names on Exhibit A are the only Shares owned of record or beneficially by the Stockholders.

        2.4   Information for Tender Offer Materials and Proxy Statement. None of the information relating to such Stockholder or such Stockholder's affiliates provided in writing to Parent or Sub by or on behalf of any Stockholder or such Stockholder's affiliates specifically for inclusion in the Schedule TO, Schedule 14D-9, Tender Offer Material, or Proxy Statement will, at the respective times the Schedule TO, Schedule 14D-9, Tender Offer Materials, and Proxy Statement are filed with the SEC or are first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        2.5   Merger Agreement. Such Stockholder understands and acknowledges that each of Parent and Sub is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon the execution and delivery of this Agreement by each of the Stockholders.

        2.6   Publicity. Except as otherwise required by law, court process or the rules of a national securities exchange or as contemplated or provided in the Merger Agreement, for so long as this Agreement is in effect, no Stockholder shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement or the Merger Agreement without the consent of Parent, which consent shall not be unreasonably withheld.

        2.7   No Broker's Fees. Except as disclosed in the Merger Agreement, no broker, finder, investment banker or other Person is entitled to any broker's, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholders.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

        3.1   Due Organization and Authorization. Parent and Sub are duly organized and validly existing under the laws of the State of Delaware. Parent and Sub have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This

Agreement has been duly executed and delivered by or on behalf of Parent and Sub and, assuming its due authorization, execution and delivery by each of the Stockholders, constitutes a legal, valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms.

ARTICLE IV
GENERAL PROVISIONS

        4.1   Amendment. At any time prior to the Effective Time, the parties hereto may amend, modify and supplement this Agreement in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby or by the Merger Agreement. Any such amendment, modification or supplement shall be valid only if set forth in a written instrument executed and delivered by each of the parties hereto.

        4.2   Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        4.3   Fees and Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

        4.4   Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered if delivered by hand, by facsimile transmission, or by courier or overnight carrier to the persons at the addresses set forth below:

    (a)
    If to Parent or Sub:

      Trilogy, Inc.
      6601 West Courtyard Drive
      Austin, Texas 78730
      Attention: Mr. Joseph Liemandt
      Facsimile No.: (513) 874-8900

        with a copy to:

      Haynes and Boone, LLP
      901 Main Street, Suite 3100
      Dallas, Texas 75202
      Attention: Dennis R. Cassell, Esq.
      Facsimile No.: (214) 200-0788

            (b) If to a Stockholder, to the address set forth below such Stockholder's name on the signature pages hereof, with a copy to:

      O'Melveny & Myers LLP
      275 Battery Street
      San Francisco, CA 94115
      Attention: Peter T. Healy, Esq. and Steve Camahort, Esq.
      Facsimile No.: (415) 984-8701

Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

        4.5   Entire Agreement. This Agreement (including the Exhibits attached hereto) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof.

        4.6   No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any other Person other than the parties hereto and their respective successors and permitted assigns, or to otherwise create any third-party beneficiary hereto.

        4.7   Assignment. No party may assign or delegate this Agreement or any right, interest, or obligation hereunder, provided that Parent or Sub, in its sole discretion, may assign or delegate its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent without obtaining the consent of any other party hereto; provided further that any such assignment or delegation shall not relieve Parent or Sub from liability hereunder.

        4.8   Severability. In the event that any provision in this Agreement is held invalid, illegal, or unenforceable in a jurisdiction, such provision shall be modified or deleted as to the jurisdiction involved but only to the extent necessary to render the same valid, legal, and enforceable. The validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality, or enforceability of such provision be affected thereby in any other jurisdiction.

        4.9   Counterparts and Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement. This Agreement shall become effective between Parent, Sub and each respective Stockholder when counterparts have been signed by each such party hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

        4.10 Interpretation. When a reference is made in this Agreement to a Section, such reference will be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they will be deemed to be followed by the words "without limitation." Capitalized terms used herein and not defined have meanings ascribed thereto in the Merger Agreement.

        4.11 Termination. This Agreement and the rights and obligations of the respective parties hereto under this Agreement shall terminate, and be of no further force or effect, on the earlier to occur of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms.

        4.12 Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Owned Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of any Shares by any Stockholder, the transferor shall remain liable for the performance of all obligations under this Agreement.

        4.13 Waiver of Appraisal Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger.

        4.14 Stockholder Capacity. By executing and delivering this Agreement, no Stockholder makes any agreement or understanding herein in his or her capacity as a director, officer or employee of the Company or of any Subsidiary of the Company. Each Stockholder is signing and entering into this

Agreement solely in his or her capacity as the owner of such Stockholder's Owned Shares, and nothing herein shall limit or affect in any way any actions that may be hereafter taken or not taken by him or her in his or her capacity as an employee, officer or director of the Company or any Subsidiary of the Company.

        4.15 Stockholder Obligations Several and Not Joint. The obligations of each Stockholder hereunder shall be several and not joint and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

        4.16 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to provisions thereof relating to conflicts of law.

        4.17 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court located in the state of Delaware or a Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware or of the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TRILOGY, INC.
Name: Title:
V ACQUISITION, INC.
Name: Title:
ALAN BARATZ
Name: Alan Baratz
Title: Director
Address: Phone: Fax:
GARY MORGENTHALER
Name: Gary Morgenthaler
Title: Director
Address: Phone: Fax:
WADE WOODSON
Name: Wade Woodson
Title: Director
Address: Phone: Fax:

BOB DAVOLI
Name: Bob Davoli
Title: Address: Phone: Fax:
EUGENE WONG
Name: Eugene Wong
Title: Address: Phone: Fax:
BRETT ADAM
Name: Brett Adam
Title:	Chief Technology Officer and Vice President, Engineering
Address: Phone: Fax:
WILL FREDERICK
Name: Will Frederick
Title:	Chief Financial Officer, Secretary and Vice President
Address: Phone: Fax:

MORGENTHALER VENTURE PARTNERS IV, L.P.
Name: Morgenthaler Venture Partners IV, L.P.
By: Title: Address: Phone: Fax:
SIGMA MANAGEMENT V, LLC
Name: Sigma Management V, LLC
By: Title: Address: Phone: Fax:
EMANCIPATION CAPITAL
Name: Emancipation Capital
By: Title: Address: Phone: Fax:

Exhibit A

Name	Owned Shares	%*	Option Shares**
Alan Baratz	15,151	***	174,915
Gary Morgenthaler	2,766	***	14,833
Wade Woodson	—	—	12,416
Bob Davoli	40,089	—	—
Eugene Wong	85,357	1.0	84,365
Brett Adam	1,337	***	43,666
Will Frederick	7,070	***	69,166
Morgenthaler Venture Partners IV, L.P.	952,624	11.6	—
Sigma Management V, LLC	864,807	10.6	—
Emancipation Capital	487,449	6.0	—
Total:	2,456,650	30.0	399,091

*
Percentage of outstanding Company Common Stock represented by Owned Shares based on 8,178,546 Shares of Company Common Stock outstanding as of November 17, 2005.

**
Represents Shares issuable upon exercise of currently exercisable options outstanding.

***
Less than 1%.

ADDENDUM TO STOCKHOLDER TENDER AND VOTING AGREEMENT

        THIS ADDENDUM ("Amendment") dated December 6, 2005 to the STOCKHOLDER TENDER AND VOTING AGREEMENT (the "Agreement") dated as of December 6, 2006, is made and entered into by and among Trilogy, Inc., a Delaware corporation ("Parent"), V Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Sub"), and each other Person listed on the signature pages hereof (each, a "Stockholder"). Capitalized terms not defined herein have the meanings ascribed to such terms in the Agreement including terms defined therein by reference to the Agreement and Plan of Merger dated of even date herewith (as the same may be amended from time to time, the "Merger Agreement") by and among Parent, Sub and Versata, Inc., a Delaware corporation (the "Company").

        The parties hereto agree that at any time following two business days from the date the Merger Agreement is publicly announced by the Company, Parent may in its sole and absolute discretion grant a one-time waiver of the prohibition set forth in Section 1.1 against the sale and transfer of such Stockholder's Owned Shares to a subsequent transferee ("Subsequent Transferee"); provided, however, that such one-time waiver may be granted only if (i) Parent has received a written request from such Stockholder requesting waiver, (ii) the Subsequent Transferee executes an agreement, in form and substance satisfactory to Parent, pursuant to which Subsequent Transferee agrees to be bound by all of the provisions of the Stockholder Agreement and this Addendum, and (iii) Parent has provided written notice to the Company and each Stockholder prior to granting any such waiver.

        Notwithstanding anything in this Addendum, such Subsequent Transferee shall not be entitled to any waiver and Parent may not grant any such waiver without the express written consent of all parties hereto.

        The Agreement (including the Exhibits attached thereto) as amended and supplemented by this Addendum constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof.

        This Addendum may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement. This Agreement may be executed and delivered by facsimile transmission.

JOINDER AGREEMENT

        THIS JOINDER AGREEMENT (this "Agreement") is entered into and effective as of the date this Agreement is acknowledged by Trilogy, Inc. ("Parent") by and between Parent and Hurley Capital Partners LLC (the "Subsequent Transferee"). Any and all capitalized terms used and not defined in this Agreement shall have the meaning(s) assigned to such terms in the Addendum (defined below). Any and all capitalized terms used in this Agreement and not defined in this Agreement or the Addendum shall have the meaning(s) assigned to such terms in the Stockholder Agreement (defined below).

        WHEREAS, Emancipation Capital, LP ("Emancipation") desires to sell and transfer to the Subsequent Transferee, and the Subsequent Transferee desires to purchase and accept from Emancipation, 400,000 of Emancipation's Owned Shares (as defined in that certain Addendum to Stockholder Tender and Voting Agreement dated December 7, 2005 by and among Parent, V Acquisition, Inc. ("Sub"), and each other person listed on the signature pages of the Addendum to Stockholder Tender and Voting Agreement (the "Addendum"));

        WHEREAS, the proposed sale and transfer of 400,000 of Emancipation's Owned Shares by Emancipation to the Subsequent Transferee (the "Sale") is prohibited by Section 1.1 of that certain Stockholder Tender and Voting Agreement dated December 7, 2005 by and among Parent, Sub, and each other person listed on the signature pages of the Stockholder Tender and Voting Agreement, as amended and otherwise modified by the Addendum (the "Stockholder Agreement");

        WHEREAS, Emancipation has requested a one-time waiver of the prohibition set forth in Section 1.1 of the Stockholder Agreement against the Sale pursuant to and in accordance with the Stockholder Agreement and the Addendum (the "Waiver") and, in consideration of and for, and subject to, Parent (i) providing written notice to Versata, Inc. (the "Company") and each Stockholder (as defined in the Addendum) and (ii) granting the Waiver, in each case, pursuant to and in accordance with the Stockholder Agreement and the Addendum, the Subsequent Transferee desires to enter into this Agreement and agree to be bound by all of the provisions of the Stockholder Agreement and the Addendum;

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth in this Agreement, the parties hereto hereby agree as follows:

        Subject to, Parent (i) providing written notice to the Company and each Stockholder and (ii) granting the Waiver, in each case, pursuant to and in accordance with the Stockholder Agreement and the Addendum, the Subsequent Transferee hereby agrees to be bound by all of the provisions of the Stockholder Agreement and the Addendum. The Subsequent Transferee represents and warrants to Parent and Sub that, immediately after the Sale, the Subsequent Transferee would be the beneficial owner (as defined in the Stockholder Agreement) and owner of record of 400,000 Shares (as defined in the Stockholder Agreement). The Subsequent Transferee is not the beneficial owner or owner of record of any currently exercisable options outstanding for any Shares.

Remainder of Page Intentionally Left Blank.
Signature Page to Follow.

        IN WITNESS WHEREOF, each of the undersigned parties has caused this Agreement to be executed and effective as of the date this Agreement is executed by Trilogy, Inc.

Name:	Hurley Capital Partners LLC
By:	Charles Goldblum
Title:	President
Address:	1120 Ave. of the Americas, NY, NY 10036
Phone:	212-626-2642
Fax:
ACKNOWLEDGED:
TRILOGY, INC.
By:
Name:
Title:
Date:	December 14, 2005

Signature Page No. 1 of 1 to Joinder Agreement.
Exhibit to Follow.

QuickLinks

STOCKHOLDER TENDER AND VOTING AGREEMENT
ARTICLE I TRANSFER, TENDER AND VOTING OF SHARES
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
ARTICLE IV GENERAL PROVISIONS
Exhibit A
ADDENDUM TO STOCKHOLDER TENDER AND VOTING AGREEMENT
JOINDER AGREEMENT